EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer Telephone: 908-470-2800, ext. 5102 www.bioject.com

John Baldissera BPC Financial Marketing 800-368-1217

BIOJECT REPORTS FIRST QUARTER 2005

FINANCIAL RESULTS

Product Sales Increase 42.9%

BEDMINSTER, NJ – April 27, 2005 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended March 31, 2005.

For the quarter ended March 31, 2005, Bioject reported revenues of $3.25 million, an 8.2% increase over the $3.01 million reported in the comparable year-ago quarter.  Product sales increased $861,000, or 42.9%, from the first-quarter of 2004 due primarily to sales of the Vetjet® to Merial associated with the launch of their companion animal vaccine using our needle free system. The Company reported quarterly operating and net losses of $1.9 million and $2.0 million, respectively, compared to operating and net losses of $1.6 million and $1.5 million, respectively, in the comparable year-ago period.  The higher operating loss reflects one time initial manufacturing costs associated with the commercial launch of the Vetjet® as well as expected decreased sales of higher margin products compared to the year ago period resulting from a customer increasing its order flow in the first quarter of 2004 to build up internal inventory levels.

Basic and diluted net loss per share for the quarter ended March 31, 2005 was $0.15 per share on 13.7 million weighted average shares outstanding compared to a net loss of $0.12 per share on 12.5 million weighted average shares outstanding for the same period last year.

“We continue to be pleased with the continuing growth of our product sales in 2005, due largely to the successful launch of the Vetjet® in the companion animal market,” said Jim O’Shea, Bioject’s Chairman, President and CEO.  “In addition, during the quarter we entered into a supply agreement with Chronimed for the sale of our B-2000 system and related accessories for distribution to patients using Fuzeon, an AIDS drug developed by Roche and Trimeris.  We are happy to report that our needle free technology is continuing to be well received by Fuzeon patients.”

“For the balance of 2005, we are focusing our efforts on decreasing our operating loss through the combination of improved manufacturing operating margins and reduced research and development spending.  In addition, we remain optimistic that we’ll be successful in finalizing terms with pharmaceutical companies in our business development pipeline. “ concluded O’Shea.

The Company will conduct a conference call to review first-quarter results for the quarter ended March 31, 2005 on Thursday April 28, 2005 at 10:00 a.m. Eastern Standard Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, with operations in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems.  Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future product sales and royalties, revenue growth, reduction of operating losses and new or additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2005	2004
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$2,867	$2,006
Licensing and technology fees	386	1,000
	3,253	3,006
Operating Expenses
Manufacturing	2,442	1,533
Research and development	1,746	1,766
Selling, general and administrative	987	1,283
Total operating expenses	5,175	4,582

Operating loss	(1,922)	(1,576)
Other income (expense)	(94)	64
Net loss allocable to common shareholders	(2,016)	(1,512)

Basic and diluted net loss per common share	$(0.15)	$(0.12)

Shares used in per share calculations	13,740,141	12,488,035

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,368	$3,848

Marketable securities	3,825	3,826

Accounts receivable	1,633	1,031

Inventories	2,181	2,127
Other	428	444
	9,435	11,276

Property and equipment, net	5,314	5,431
Goodwill	94	94
Other assets, net	1,498	1,569
Total assets	$16,341	$18,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,000	$1,000
Accounts payable and accrued liabilities	2,464	2,123
Deferred revenue	106	121
	3,570	3,244
Long term liabilities:
Long-term lease payable	362	371
Long-term debt	1,667	2,000
Deferred revenue	394	420

Shareholders’ equity:
Preferred stock	1,878	1,878
Common stock	109,937	109,908
Accumulated deficit	(101,467)	(99,451)
	10,348	12,335
Total liabilities and shareholders’ equity	$16,341	$18,370

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